Exhibit 99.1

Donaldson Company Reports First Quarter 2021 Earnings

Total first quarter 2021 sales of replacement parts significantly outperformed new equipment
Operating margin grew 0.5 percentage points from prior year, driven by gross margin
Sales trends improving, with year-over-year growth anticipated in the second half of fiscal 2021
Fiscal 2021 operating margin expected to be up from the prior year, due to higher gross margin

MINNEAPOLIS (December 3, 2020) — Donaldson Company, Inc. (NYSE: DCI) today reported first quarter 2021 net earnings of $61.9 million, compared with $65.0 million in 2020. First quarter 2021 earnings per share (EPS)1 declined 4.4 percent to $0.48 from $0.51 in 2020.

“We are pleased with our first quarter results, which reflect the durability of our business model combined with our ability to gain market share, increase gross margin and manage expenses during an uneven macro-economic environment,” said Tod Carpenter, chairman, president and chief executive officer. “As expected, our sizable base of replacement parts sales mitigated the impact from the pandemic-related cautiousness pressuring our first-fit and new equipment businesses, and newly established customer relationships in China contributed to strong growth in that country.

“For the balance of fiscal 2021, we anticipate overall sales trends will improve, including year-over-year growth in the second half of the year. Our Advance and Accelerate portfolio2 continues to outperform the company average, and we plan to drive further investments into those businesses. While we expect the economic environment will remain uncertain, we also feel confident in our plans to grow our profit margin. We expect higher gross margin from further progress on our optimization initiatives, which leverage our recently completed capacity expansion projects. At the same time, we will maintain disciplined control of our discretionary expenses while pursuing continuous improvement opportunities, which we have done throughout our 105-year history. I believe we have a strong foundation for executing our strategic priorities, and I want to thank our valued customers and suppliers for their continued engagement, as well as our global team for their commitment to advancing filtration for a cleaner world.”

[1]	All earnings per share figures refer to diluted earnings per share.
[2]	Advance and Accelerate includes Industrial Air Filtration replacement parts, Engine Aftermarket, Venting Solutions, Process Filtration, Semiconductor and Industrial Hydraulics.

Operating Results

First quarter 2021 sales declined 5.4 percent to $636.6 million from $672.7 million in 2020. Currency translation had a favorable impact of approximately 1.0 percent on total sales, reflecting benefits in the Engine Products (“Engine”) and Industrial Products (“Industrial”) segments of approximately 0.7 percent and 2.0 percent, respectively.

	Three Months Ended
	October 31, 2020
	Reported % Change	Constant Currency % Change
Engine Products segment
Off-Road	(5.6)%	(7.4)%
On-Road	(21.4)	(21.9)
Aftermarket	(0.7)	(1.2)
Aerospace and Defense	(26.5)	(27.5)
Total Engine Products segment	(5.0)	(5.7)

Industrial Products segment
Industrial Filtration Solutions	(9.0)	(11.3)
Gas Turbine Systems	11.0	9.9
Special Applications	(4.4)	(5.5)
Total Industrial Products segment	(6.1)	(8.1)

Total Company	(5.4)%	(6.4)%

First quarter 2021 Engine sales declined 5.0 percent, reflecting uneven conditions across markets and geographies. The Aerospace and Defense sales decline was due primarily to commercial aerospace, reflecting industry-wide pressure from the COVID-19 pandemic. The sales decline in the remaining Engine businesses was due primarily to conditions in the Americas where pandemic-related uncertainty contributed to lower levels of equipment production and utilization. Sales in the Asia-Pacific region increased from the prior year, led by China where market share gains and improving economic conditions drove strong sales growth in Donaldson’s On-Road and Off-Road first-fit businesses, and within both Aftermarket channels.

First quarter 2021 Industrial sales declined 6.1 percent, driven primarily by performance of Industrial Filtration Solutions. In most geographies, the COVID-19 pandemic’s impact on industrial production and customers’ willingness to make capital investments is driving lower demand for dust collection products. Conditions are more favorable in China, where sales of dust collection products increased as benefits from market share gains were complemented by recovery from the COVID-19 pandemic. Sales of Process Filtration products to the food and beverage industry are steadier, as lower sales of new equipment were partially offset by higher sales of replacement parts. Gas Turbine Systems benefited from strong replacement parts sales in every major region. Within Special Applications, lower sales of disk drive filters and membrane products were partially offset by strong growth in sales of Integrated Venting Solutions.

First quarter 2021 operating income as a rate of sales increased to 13.7 percent from 13.2 percent in 2020, despite a negative impact of approximately 0.5 percentage points from higher depreciation and amortization expense related to Donaldson’s capacity expansion projects.

First quarter 2021 gross margin increased to 35.0 percent from 34.4 percent in 2020, reflecting lower raw material costs, due in part to the Company’s procurement initiatives, and a favorable mix of sales. These benefits were partially offset by a loss of leverage on lower sales, including an impact from higher depreciation expense related to the Company’s capacity expansion projects. Donaldson reduced its first quarter 2021 operating expense by 5.0 percent from 2020. As a rate of sales, operating expense was 21.3 percent, compared with 21.2 percent in the prior year, reflecting a loss of leverage on lower sales that was almost entirely offset by disciplined expense management and lower expenses following the COVID-19 pandemic.

First quarter 2021 interest expense declined to $3.5 million from $4.7 million in 2020, reflecting interest rate favorability and a lower debt level. Other expense was $1.5 million in first quarter 2021, compared with income of $2.6 million in 2020. The year-over-year change was driven primarily by charges related to Donaldson’s support of its communities and local efforts to combat the pandemic, including a donation of face masks, combined with a pension-related impact. Donaldson’s first quarter 2021 effective income tax rate was 24.7 percent, compared with 24.9 percent in 2020. Donaldson paid first quarter 2021 dividends of $26.6 million and repurchased approximately 0.3 percent of its outstanding shares for $15.6 million.

Fiscal 2021 Expectations

Due to continued uncertainty related to the COVID-19 pandemic, Donaldson is not issuing detailed guidance for full-year 2021 at this time; however, the Company has identified several factors that are expected to impact its full-year 2021 results, including:

•Second quarter sales are expected to be up sequentially from first quarter, with a year-over-year change between a 4 percent decline and a 1 percent increase;
•Sales in the second half of fiscal 2021 are expected to increase as improving economic conditions are complemented by stronger sales in the Advance and Accelerate portfolio;
•Gross margin is expected to increase as year-over-year sales trends improve and benefits from the Company’s optimization initiatives ramp up, while incremental benefits from raw material costs and a favorable mix of sales are expected to be lower;
•The Company plans to keep full-year 2021 operating expense as a rate of sales roughly flat with 2020, with higher incentive compensation and continued investments in strategic priorities largely offset by improving leverage and disciplined expense controls;
•The full-year 2021 effective income tax rate is now expected to be 24 to 26 percent;
•Capital expenditures are still planned meaningfully below fiscal 2020 as projects related to capacity expansion, manufacturing and supply chain optimization projects and Donaldson’s new R&D facility are completed;
•Donaldson expects to repurchase at least 1 percent of its outstanding shares, consistent with its commitment to offset annual dilution from stock-based compensation; and
•Free cash flow conversion is still expected above 100 percent, reflecting strong first quarter conversion and anticipated increases in working capital later in the fiscal year.

Miscellaneous

The Company will webcast its first quarter 2021 earnings conference call today at 9:00 a.m. CST. To listen to the webcast, visit the “Events & Presentations” section of Donaldson’s Investor Relations website (IR.Donaldson.com), and click on the “listen to webcast” option. The webcast replay will be available at approximately 12:00 p.m. CST today.

Statements in this release regarding future events and expectations, such as forecasts, plans, trends and projections relating to the Company’s business and financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are identified by words or phrases such as “will likely result,” “are expected to,” “will continue,” “will allow,” “estimate,” “project,” “believe,” “expect,” “anticipate,” “forecast,” “plan,” and similar expressions. These forward-looking statements speak only as of the date such statements are made and are subject to risks and uncertainties that could cause the Company’s results to differ materially from these statements. These factors include, but are not limited to, pandemics and unexpected events, including the Coronavirus (COVID-19) pandemic; economic and industrial conditions worldwide; the Company’s ability to maintain competitive advantages; threats from disruptive innovation; highly competitive markets with pricing pressure; the Company’s ability to protect and enforce its intellectual property; the difficulties in operating globally; customer concentration in certain cyclical industries; significant demand fluctuations; unavailable raw materials or material cost inflation; inability of operations to meet customer demand; difficulties with information technology systems and security; foreign currency fluctuations; governmental laws and regulations; litigation; changes in tax laws and tax rates; regulations and results of examinations; the Company’s ability to attract and retain qualified personnel; changes in capital and credit markets; execution of the Company’s acquisition, divestiture and other strategic transactions strategy; the possibility of intangible asset impairment; the Company’s ability to manage productivity improvements; unexpected events and business disruptions; the Company’s ability to maintain an effective system of internal control over financial reporting; the United Kingdom’s decision to end its membership in the European Union and other factors included in Part I, Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2020. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. The results presented herein are preliminary, unaudited and subject to revision until the Company files its results with the United States Securities and Exchange Commission on Form 10-Q.

About Donaldson Company

Founded in 1915, Donaldson (NYSE: DCI) is a global leader in technology-led filtration products and solutions, serving a broad range of industries and advanced markets. Our diverse, skilled employees at over 140 locations on six continents partner with customers—from small business owners to the world’s biggest OE brands—to solve complex filtration challenges. Discover how Donaldson is Advancing Filtration for a Cleaner World at www.Donaldson.com.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31,

	2020	2019	Change

Net sales	$636.6	$672.7	(5.4)%
Cost of sales	413.9	441.4	(6.2)
Gross profit	222.7	231.3	(3.7)
Operating expenses	135.5	142.6	(5.0)
Operating income	87.2	88.7	(1.6)
Interest expense	3.5	4.7	(24.8)
Other expense (income), net	1.5	(2.6)	(154.7)
Earnings before income taxes	82.2	86.6	(5.0)
Income taxes	20.3	21.6	(5.8)
Net earnings	$61.9	$65.0	(4.8)%

Weighted average shares – basic	126.8	126.9	(0.1)%
Weighted average shares – diluted	128.0	128.6	(0.4)%
Net earnings per share – basic	$0.49	$0.51	(4.7)%
Net earnings per share – diluted	$0.48	$0.51	(4.4)%

Dividends paid per share	$0.21	$0.21	—%

Note: Amounts may not foot due to rounding.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	October 31,	July 31,
	2020	2020
Assets
Current assets:
Cash and cash equivalents	$270.0	$236.6
Accounts receivable, net	465.1	455.3
Inventories, net	329.5	322.7
Prepaid expenses and other current assets	79.0	82.1
Total current assets	1,143.6	1,096.7
Property, plant and equipment, net	617.1	631.6
Goodwill	315.0	316.8
Other long-term assets	193.7	199.5
Total assets	$2,269.4	$2,244.6

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$1.0	$3.8
Current maturities of long-term debt	5.7	5.7
Trade accounts payable	209.4	187.7
Current income taxes	27.5	17.6
Other current liabilities	175.8	192.0
Total current liabilities	419.4	406.8
Long-term debt	576.3	617.4
Other long-term liabilities	210.2	216.6
Total liabilities	1,205.9	1,240.8

Redeemable non-controlling interest	10.9	10.9

Total shareholders’ equity	1,052.6	992.9
Total liabilities & shareholders’ equity	$2,269.4	$2,244.6

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	October 31,
	2020	2019
Operating Activities
Net earnings	$61.9	$65.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	23.3	21.2
Deferred income taxes	(2.9)	3.1
Stock-based compensation expense	6.3	6.6
Other, net	7.3	7.1
Changes in operating assets and liabilities	33.0	(16.9)
Net cash provided by operating activities	128.9	86.1

Investing Activities
Net expenditures on property, plant and equipment	(18.8)	(37.1)
Net cash used in investing activities	(18.8)	(37.1)

Financing Activities
Proceeds from long-term debt	—	122.9
Repayments of long-term debt	(40.0)	(111.1)
Change in short-term borrowings	(2.8)	58.2
Purchase of treasury stock	(15.6)	(65.0)
Dividends paid	(26.6)	(26.6)
Tax withholding for stock compensation transactions	(2.2)	(4.1)
Exercise of stock options	8.3	11.0
Net cash used in financing activities	(78.9)	(14.7)
Effect of exchange rate changes on cash	2.2	(2.1)
Increase in cash and cash equivalents	33.4	32.2
Cash and cash equivalents, beginning of period	236.6	177.8
Cash and cash equivalents, end of period	$270.0	$210.0

CONSOLIDATED RATE ANALYSIS
(Unaudited)

	Three Months Ended
	October 31,
	2020	2019

Gross margin	35.0%	34.4%

Operating expenses rate	21.3%	21.2%

Operating income rate (operating margin)	13.7%	13.2%

Other expense (income), net rate	0.2%	(0.4)%

Depreciation and amortization rate	3.7%	3.2%

EBITDA rate	17.1%	16.7%

Effective tax rate	24.7%	24.9%

Cash conversion ratio	177.7%	75.4%

Note: Rate analysis metrics are computed by dividing the applicable amount by net sales, and cash conversion ratio reflects free cash flow divided by net earnings. See the Reconciliation of Non-GAAP Financial Measures schedule for additional information. Amounts may not foot due to rounding.

SEGMENT DETAIL
(In millions)
(Unaudited)

	Three Months Ended October 31,
	2020	2019	Change
NET SALES
Engine Products segment
Off-Road	$64.8	$68.6	(5.6)%
On-Road	32.0	40.7	(21.4)
Aftermarket	317.0	319.4	(0.7)
Aerospace and Defense	22.4	30.5	(26.5)
Total Engine Products segment	436.2	459.2	(5.0)

Industrial Products segment
Industrial Filtration Solutions	135.6	149.0	(9.0)
Gas Turbine Systems	23.0	20.7	11.0
Special Applications	41.8	43.8	(4.4)
Total Industrial Products segment	200.4	213.5	(6.1)

Total Company	$636.6	$672.7	(5.4)%

EARNINGS BEFORE INCOME TAXES
Engine Products segment	$60.4	$62.4	(3.2)%
Industrial Products segment	27.5	29.5	(6.8)
Corporate and Unallocated	(5.7)	(5.3)	(7.5)
Total Company	$82.2	$86.6	(5.0)%

EARNINGS BEFORE INCOME TAXES %
Engine Products segment	13.9%	13.6%	0.3
Industrial Products segment	13.7%	13.8%	(0.1)

Note: Percentage is calculated by dividing earnings before income taxes by sales. Amounts may not foot due to rounding.

SEGMENT SALES PERCENT CHANGE FROM PRIOR PERIODS BY GEOGRAPHY, AS REPORTED
(Unaudited)

	Three Months Ended October 31, 2020
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	(5.6)%	(14.1)%	(16.4)%	28.1%	0.2%
On-Road	(21.4)	(28.0)	(5.0)	(7.7)	(38.1)
Aftermarket	(0.7)	(9.0)	7.3	12.0	(3.9)
Aerospace and Defense	(26.5)	(11.8)	(52.3)	(26.8)
Total Engine Products segment	(5.0)	(12.3)	(3.6)	12.7	(4.1)

Industrial Products segment
Industrial Filtration Solutions	(9.0)	(18.5)	(2.2)	0.8	(22.0)
Gas Turbine Systems	11.0	19.5	(10.0)	93.1	(21.0)
Special Applications	(4.4)	(3.9)	(4.9)	(4.0)	(84.8)
Total Industrial Products segment	(6.1)	(13.1)	(3.4)	1.3	(23.0)

Total Company	(5.4)%	(12.5)%	(3.5)%	7.9%	(6.5)%

SEGMENT SALES PERCENT CHANGE FROM PRIOR PERIODS BY GEOGRAPHY, CONSTANT CURRENCY
(Unaudited)

	Three Months Ended October 31, 2020
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	(7.4)%	(14.1)%	(21.4)%	25.8%	19.5%
On-Road	(21.9)	(28.0)	(8.3)	(9.2)	(28.2)
Aftermarket	(1.2)	(9.0)	3.3	9.3	2.8
Aerospace and Defense	(27.5)	(11.8)	(55.1)	(28.3)
Total Engine Products segment	(5.7)	(12.3)	(7.7)	10.3	3.0

Industrial Products segment
Industrial Filtration Solutions	(11.3)	(18.5)	(7.5)	(1.6)	(17.5)
Gas Turbine Systems	9.9	19.5	(11.4)	87.6	(19.2)
Special Applications	(5.5)	(3.9)	(10.3)	(4.1)	(84.8)
Total Industrial Products segment	(8.1)	(13.1)	(8.3)	0.1	(18.9)

Total Company	(6.4)%	(12.5)%	(7.9)%	6.0%	0.2%

Note: The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations. The Company calculates constant currency percentages by converting its current period local currency financial results using the prior period exchanges rates and compared these adjusted amounts to its prior period reported results. Amounts may not foot due to rounding.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31,
	2020	2019

Net cash provided by operating activities	$128.9	$86.1
Net capital expenditures	(18.8)	(37.1)
Free cash flow	$110.1	$49.0

Net earnings	$61.9	$65.0
Income taxes	20.3	21.6
Interest expense	3.5	4.7
Depreciation and amortization	23.3	21.2
EBITDA	$109.0	$112.5

Note: Although free cash flow and EBITDA are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. The Company evaluates its results of operations both on an as reported and a constant currency basis. A shortcoming of these financial measures is that they do not reflect the Company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures. Amounts may not foot due to rounding.